Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated as of July 18, 2005, by and between B&G FOODS, INC., (hereinafter “Corporation”) and Scott E. Lerner (hereinafter “Lerner”).

WHEREAS, subject to the terms of this Agreement, the Corporation desires to secure the services of Lerner as Vice President, General Counsel and Secretary (hereinafter “Vice President, General Counsel and Secretary”), and Lerner desires to accept such employment.

NOW THEREFORE, in consideration of the material advantages accruing to the two parties and the mutual covenants contained herein, the Corporation and Lerner agree with each other as follows:

1.                                       Effective Date.  For purposes of this Agreement, the “Effective Date” shall mean July 18, 2005.

2.                                       Employment. Lerner will render full-time professional services to the Corporation and, as directed by the Corporation, to its subsidiaries or other Affiliates (as defined in Paragraph 3 below), in the capacity of Vice President, General Counsel and Secretary under the terms and conditions of this Agreement.  He will at all times, faithfully, industriously and to the best of his ability, perform all duties that may be required of him by virtue of his position as Vice President, General Counsel and Secretary and in accordance with the directions and mandates of the Board of Directors of the Corporation.  It is understood that these duties shall be substantially the same as those of a vice president, general counsel and secretary of a similar business corporation engaged in a similar enterprise. Lerner is hereby vested with authority to act on  behalf of the Corporation in keeping with policies adopted by the Board of Directors, as amended from time to time.  Lerner shall report to the President and Chief Executive Officer (hereinafter the “Chief Executive Officer”) and the Board of Directors.

3.                                       Services to Subsidiaries or Other Affiliates. The Corporation and Lerner understand and agree that if and when the Corporation so directs, the Vice President, General Counsel and Secretary shall also provide services to any subsidiary or other Affiliate (as defined below) by virtue of his employment under this Agreement.  If so directed, Lerner agrees to serve as Vice President, General Counsel and Secretary of such subsidiary or other Affiliate, including, but not limited to, the parent corporation, if any, of the Corporation, as a condition of his employment under this Agreement, and upon the termination of his employment under this Agreement, Lerner shall no longer provide such services to the subsidiary or other Affiliate. The parties recognize and agree that Lerner shall perform such services as part of his overall professional services to the Corporation but that in certain circumstances approved by the Corporation he may receive additional compensation from such subsidiary or other Affiliate.  For purposes of this Agreement, an “Affiliate” is any corporation or other entity that is controlled by, controlling or under common control with the Corporation. “Control” means the direct or indirect beneficial ownership of at least fifty (50%) percent interest in the income of such corporation or entity, or the power to elect at least fifty (50%) percent of the directors of such corporation or entity, or such other relationship which in fact constitutes actual control.

4.                                       Term of Agreement. The term of Lerner’s employment under this Agreement shall be two (2) years from the Effective Date; provided that unless notice of termination has been provided in accordance with Paragraph 7(a) at least sixty (60) days prior to the expiration of the initial two (2) year term or any additional twelve (12) month term (as provided below), or unless this Agreement is otherwise terminated in accordance with the terms of this Agreement, this Agreement shall automatically be extended for additional twelve (12) month periods (the “Term”).

5.                                       Base Compensation. During the Term, in consideration for the services as Vice President, General Counsel and Secretary required under this Agreement, the Corporation agrees to pay Lerner an annual base salary of Two Hundred and Twenty Thousand Dollars ($220,000), or such higher figure as may be determined at an annual review of his performance and compensation by the Compensation Committee of the Board of Directors.  The annual review of Lerner’s base salary shall be conducted by the Compensation Committee of the Board of Directors within a reasonable time after the end of each fiscal year of the Corporation and any increase shall be retroactive to January 1st of the then current Agreement year. The amount of annual base salary shall be payable in equal installments consistent with the Corporation’s payroll payment schedule for other executive employees of the Corporation. Lerner may choose to select a portion of his compensation to be paid as deferred income through qualified plans or other programs consistent with the policy of the Corporation and subject to any and all applicable federal, state or local laws, rules or regulations.

6.                                       Other Compensation and Benefits. During the Term, in addition to his base salary, the Corporation shall provide Lerner the following:

(a)                                  Incentive Compensation. Lerner shall participate in an annual incentive compensation plan (the “Incentive Compensation Plan”), as shall be adopted and/or modified from time to time by the Board of Directors. Incentive compensation awards are calculated as a percentage of Lerner’s base salary on the last day of the Incentive Compensation Plan performance period. The percentages of base salary that Lerner is eligible to receive based on performance are 25 % at “Threshold” and 50 % at “Target”, as such terms are defined in the Incentive Compensation Plan. Notwithstanding the foregoing, for the performance period in which the Effective Date occurs, Lerner’s incentive compensation award shall be equal to his incentive compensation award as if he had been employed by the Corporation for the entire performance period in which the Effective Date occurs, and applying the percentages set forth above to his Base Salary as of January 1, 2006, multiplied by a fraction, the numerator of which is the number of days transpired in the performance period beginning on the Effective Date and the denominator of which is the number of days in the entire performance period.  Incentive compensation awards are payable no later than ninety (90) days following the end of each fiscal year of the Corporation.  In addition, Lerner shall be eligible to participate in the Corporation’s 2004 Long-Term Incentive Plan and all other incentive compensation plans, if any, that may be adopted by the Corporation from time to time and with respect to which the other executive employees of the Corporation are eligible to participate.

(b)                                 Vacation. Lerner shall be entitled to four (4) weeks of compensated vacation time during each year, to be taken at times mutually agreed upon between him and the Chief

Executive Officer of the Corporation.  Vacation accrual shall be limited to the amount stated in the Corporation’s policies currently in effect, as amended from time to time.

(c)                                  Sick Leave and Disability. Lerner shall be entitled to participate in such compensated sick leave and disability benefit programs as are offered to the Corporation’s other executive employees.

(d)                                 Medical and Dental Insurance. Lerner, his spouse, and his dependents, shall be entitled to participate in such medical and dental insurance programs as are provided to the Corporation’s other executive employees.

(e)                                  Executive Benefits And Perquisites. Lerner shall be entitled to receive all other executive benefits and perquisites to which all other executive employees of the Corporation are entitled.

(f)                                    Automobile and Cellular Phone. The Corporation agrees to provide Lerner with a monthly automobile allowance of $833.33 and to provide for the use by Lerner of a cellular telephone at the Corporation’s expense.

(g)                                 Liability Insurance. The Corporation agrees to insure Lerner under the appropriate liability insurance policies, in accordance with the Corporation’s policies and procedures, for all acts done by him within the scope of his authority in good faith as Vice President, General Counsel and Secretary throughout the Term.

(h)                                 Professional Meetings and Conferences. Lerner will be permitted to be absent from the Corporation’s facilities during working days to attend professional meetings and such continuing education programs as are necessary for Lerner to maintain such professional licenses and certifications as are required in the performance of his duties under this Agreement, and to attend to such outside professional duties as have been mutually agreed upon between him and the Chief Executive Officer of the Corporation.  Attendance at such approved meetings and programs and accomplishment of approved professional duties shall be fully compensated service time and shall not be considered vacation time. The Corporation shall reimburse Lerner for all reasonable expenses incurred by him incident to attendance at approved professional meetings and continuing education programs, and such reasonable entertainment expenses incurred by Lerner in furtherance of the Corporation’s interests; provided, however, that such reimbursement is approved by the Chief Executive Officer of the Corporation.

(i)                                     Registration Fees and Professional Dues. The Corporation shall reimburse Lerner for registration fees for such professional licenses and certifications as are required in the performance of his duties under this Agreement, including bar registration fees for the States of New Jersey and New York.  In addition, the Corporation agrees to pay dues and expenses to professional associations and societies and to such community and service organizations of which Lerner is a member provided such dues and expenses are approved by the Chief Executive Officer as being in the best interests of the Corporation.

(j)                                     Life Insurance. The Corporation shall provide Lerner with life insurance coverage on the same terms as such coverage is provided to all other executive employees of the Corporation.

(k)                                  Business Expenses. The Corporation shall reimburse Lerner for reasonable expenses incurred by the Vice President, General Counsel and Secretary in connection with the conduct of business of the Corporation and its subsidiaries or other Affiliates.

7.                                       Termination Without Cause.

(a)                                  By the Corporation. The Corporation may, in its discretion, terminate Lerner’s employment hereunder without cause at any time upon sixty (60) days prior written notice or at such later time as may be specified in said notice.  Except as otherwise provided in this Agreement, after such termination, all rights, duties and obligations of both parties shall cease.

(i)                                     Upon the termination of employment pursuant to subparagraph (a) above, subject to the terms in subparagraph (ii) and Paragraph 9 below and the requirements of Paragraph 10 below, in addition to all accrued and vested benefits payable under the Corporation’s employment and benefit policies, including, but not limited to, unpaid incentive compensation awards earned under the Incentive Compensation Plan for any completed performance periods, Lerner shall be provided with the following Salary Continuation and Other Benefits for the duration of the Severance Period (as defined below):  (1) current annual base salary and incentive compensation awards earned at the threshold amount shall be paid during the Severance Period (“Salary Continuation”), which Salary Continuation shall be paid in the same manner and pursuant to the same payroll procedures that were in effect prior to the effective date of termination; (2) continuation of medical, dental, life insurance and disability insurance for him, his spouse and his dependents, during the Severance Period, as in effect on the effective date of termination (“Other Benefits”), or if the continuation of all or any of the Other Benefits is not available because of his status as a terminated employee, a payment equal to the market value of such excluded Other Benefits; (3) if allowable under the Corporation’s qualified pension plan in effect on the date of termination, credit for additional years of service during the Severance Period; and (4) outplacement services of an independent third party, mutually satisfactory to both parties, until the earlier of one year after the effective date of termination, or until he obtains new employment; the cost for such service will be paid in full by the Corporation.  For purposes of this Agreement (except for Paragraph 9 below), the “Severance Period” shall mean the period from the date of termination of employment to the first (1st) anniversary of the date of such termination.

(ii)                                  Subject to Paragraph 10 below, in the event Lerner accepts other employment during the Severance Period, the Corporation shall continue the Salary Continuation in force until the end of the Severance Period. All Other Benefits described in subparagraph (i)(2) and the benefit set forth in (i)(3), other than all accrued and vested benefits payable under the Corporation’s employment and benefit policies, shall cease.

(iii)                               Lerner shall not be required to seek or accept any other employment. Rather, the election of whether to seek or accept other employment shall be solely within

Lerner’s discretion. If during the Severance Period Lerner is receiving all or any part of the benefits set forth in subparagraph (i) above and he should die, then Salary Continuation remaining during the Severance Period shall be paid fully and completely to his spouse or such individual designated by him or if no such person is designated to his estate.

(b)                                 Release. The obligation of the Corporation to provide the Salary Continuation and Other Benefits described in subparagraph (a) above is contingent upon and subject to the execution and delivery by Lerner of a general release, in form and substance satisfactory to Lerner and the Corporation.  Without limiting the foregoing, such general release shall provide that for and in consideration of the above Salary Continuation and Other Benefits, Lerner releases and gives up any and all claims and rights ensuing from his employment and termination with the Corporation, which he may have against the Corporation, a subsidiary or other Affiliate, their respective trustees, officers, managers, employees and agents, arising from or related to his employment and/or termination.  This releases all claims, whether based upon federal, state, local or common law, rules or regulations.  Such release shall survive the termination or expiration of this Agreement.

(c)                                  Voluntary Termination.  Should Lerner in his discretion elect to terminate this Agreement, he shall give the Corporation at least sixty (60) days prior written notice of his decision to terminate. Except as otherwise provided in this Agreement, at the end of the sixty (60) day notice period, all rights, duties and obligations of both parties to the Agreement shall cease, except for any and all accrued and vested benefits under the Corporation’s existing employment and benefit policies, including but not limited to, unpaid incentive compensation awards earned under the Incentive Compensation Plan for any completed performance periods. At any time during the sixty (60) day notice period, the Corporation may pay Lerner for the compensation owed for said notice period and in any such event Lerner’s employment termination shall be effective as of the date of the payment.

(d)                                 Good Reason. If (i) the Board of Directors of the Corporation or the Chief Executive Officer, in either of their sole discretion, takes action which substantially changes or alters Lerner’s authority or duties so as to effectively prevent him from performing the duties of the Vice President, General Counsel and Secretary as defined in this Agreement, or requires that his office be located at and/or principal duties be performed at a location more than forty-five (45) miles from the present Corporation offices located in Parsippany, New Jersey, or (ii) the Corporation materially breaches any of the terms of this Agreement, then Lerner may, at his option and upon written notice to the Board of Directors and the Chief Executive Officer within thirty (30) days after the Board’s or Chief Executive Officer’s action or such material breach, consider himself terminated without cause and, subject to Paragraph 9 of this Agreement, shall be entitled to the benefits set forth in subparagraph 7(a), unless within fifteen (15) days after delivery of such notice, Lerner’s duties have been restored, the office where his principal duties are to be performed is restored to within forty-five (45) miles from the present Corporation offices in Parsippany, New Jersey, or such material breach has been cured, as applicable.

(e)                                  Disability.

(i)                                     The Corporation, in its sole discretion, may terminate Lerner’s employment upon his Total Disability. In the event he is terminated pursuant to this subparagraph, he shall be entitled to the benefits set forth in subparagraph 7(a), provided however, that the annual base salary component of Salary Continuation shall be reduced by any amounts paid to Lerner under any disability benefits plan or insurance policy. For purposes of this Agreement, the term “Total Disability” shall mean death or any physical or mental condition which prevents Lerner from performing his duties under this contract for at least four (4) consecutive months. The determination of whether or not a physical or mental condition would prevent Lerner from the performance of his duties shall be made by the Board of Directors in its discretion. If requested by the Board of Directors, Lerner shall submit to a mental or physical examination by an independent physician selected by the Corporation and reasonably acceptable to him to assist the Board of Directors in its determination, and his acceptance of such physician shall not be unreasonably withheld or delayed.  Failure to comply with this request shall prevent him from challenging the Board’s determination.

(f)                                    Retirement. The Corporation, in its sole discretion, may establish a retirement policy for its executive employees, including Lerner, which includes the age for mandatory retirement from employment with the Corporation. Upon the termination of employment pursuant to such retirement policy, all rights and obligations under this Agreement shall cease, except that Lerner shall be entitled to any and all accrued and vested benefits under the Corporation’s existing employment and benefits policies, including but not limited to unpaid incentive compensation awards earned under the Incentive Compensation Plan for any completed performance periods.

(g)                                 Other Payments.  If Lerner is liable for the payment of any excise tax (the “Excise Tax”) pursuant to section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor or like provision, with respect to any payment or property transfers received or to be received under this Agreement or otherwise, the Corporation shall pay Lerner an amount (the “Special Reimbursement”) which, after payment of any federal, state and local taxes, including any further excise tax under Code section 4999, with respect to or resulting from the Special Reimbursement, would place Lerner in the same economic position that he would have enjoyed if the Excise Tax had not applied to such payments.

8.                                       Termination for Cause. Lerner’s employment under this Agreement may be terminated by the Corporation, immediately upon written notice in the event and only in the event of the following conduct:  conviction of a felony or any other crime involving moral turpitude, whether or not relating to Lerner’s employment; habitual unexcused absence from the facilities of the Corporation; habitual substance abuse; willful disclosure of material confidential information of the Corporation and/or its subsidiaries or other Affiliates; intentional violation of conflicts of interest policies established by the Board of Directors; wanton or willful failure to comply with the lawful written directions of the Board or other superiors; and willful misconduct or gross negligence that results in damage to the interests of the Corporation and its subsidiaries or other Affiliates. Should any of these situations occur, the Board of Directors and/or the Chief Executive Officer will provide Lerner written notice specifying the effective date of such termination. Upon the effective date of such termination, any and all payments and benefits due Lerner under this Agreement shall cease except for any accrued and vested benefits payable under the Corporation’s employment and benefit policies, including any unpaid amounts owed under the Incentive Compensation Plan.

9.                                       Major Transaction. If, during the Term, the Corporation consummates a Major Transaction and Lerner is not the Vice President, General Counsel and Secretary with duties and responsibilities substantially equivalent to those described herein and/or is not entitled to substantially the same benefits as set forth in this Agreement, then Lerner shall have the right to terminate his employment under this Agreement and shall be entitled to the benefits set forth in subparagraph 7(a), except that the Severance Period shall mean the period from the date of termination of employment to the second (2nd) anniversary of the date of such termination.  Lerner shall provide the Corporation with written notice of his desire to terminate his employment under this Agreement pursuant to this Paragraph within one hundred and twenty (120) days of the effective date of the Major Transaction and the Severance Period shall commence as of the effective date of the termination of this Agreement.  For purposes of this Paragraph, “Major Transaction” shall mean the sale of all or substantially all of the assets of the Corporation, or a merger, consolidation, sale of stock or similar transaction or series of related transactions whereby a third party (including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) acquires beneficial ownership, directly or indirectly, of securities of the Corporation representing over fifty percent (50%) of the combined voting power of the Corporation; provided, however, that a Major Transaction shall not in any event include a direct or indirect public offering of securities of the Corporation, its parent or other Affiliates.

10.                                 Non-Competition.  Lerner agrees that during (i) the Term; (ii) the one (1) year period following the effective date of termination of this Agreement by Lerner pursuant to Paragraph 7(c) (Voluntary Termination); or (iii) the one (1) year period following the effective date of termination by the Corporation pursuant to Paragraph 8 (Termination For Cause), he shall not, directly or indirectly, be employed or otherwise engaged to provide services to any food manufacturer operating in the United States of America which is directly competitive with any significant activities conducted by the Corporation or its subsidiaries or other Affiliates whose principal business operations are in the United States of America.  Lerner agrees that his entitlement to the benefits set forth in subparagraph 7(a) above is contingent upon his compliance with the requirements of this Paragraph.

11.                                 Confidentiality of Information. Lerner recognizes and acknowledges that during his employment by the Corporation, he will acquire certain proprietary and confidential information relating to the business of the Corporation and its subsidiaries or other Affiliates (the “Information”). Lerner agrees that during the term of his employment under this Agreement and thereafter, for any reason whatsoever, he shall not, directly or indirectly, except in the proper course of exercising his duties under this Agreement, use for his or another third party’s benefit, disclose, furnish, or make available to any person, association or entity, the Information. In the event of a breach or threatened breach by Lerner of the provisions of this Paragraph, the Corporation shall be entitled to an injunction restraining him from violating the provisions of this Paragraph. Notwithstanding the foregoing, nothing contained herein shall be construed as prohibiting the Corporation from pursuing any other remedies available to it for such breach or threatened breach. For purposes of this Paragraph, “Information” includes any and all verbal or written materials, documents, information, products, processes, technologies, programs, trade secrets, customer lists or other data relating to the business, and operations of the Corporation and/or its subsidiaries or other Affiliates.

12.                                 Superseding Agreement. This Agreement constitutes the entire agreement between the parties and contains all the agreements between them with respect to the subject matter hereof. It also supersedes any and all other agreements or contracts, either oral or written, between the parties with respect to the subject matter hereof.

13.                                 Agreement Amendments.  Except as otherwise specifically provided, the terms and conditions of this Agreement may be amended at any time by mutual agreement of the parties, provided that before any amendment shall be valid or effective, it shall have been reduced to writing, approved by the Board of Directors or the Compensation Committee of the Board of Directors, and signed by the Chairperson of the Board of Directors or the Chief Executive Officer and Lerner.

14.                                 Invalidity or Unenforceability Provision.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect its other provisions and this Agreement shall be construed in all aspects as if such invalid or unenforceable provision had been omitted.

15.                                 Binding Agreement; Assignment. This Agreement shall be binding upon and inure to the benefit of the Corporation and Lerner, their respective successors and permitted assigns. The parties recognize and acknowledge that this Agreement is a contract for the personal services of Lerner and that this Agreement may not be assigned by him nor may the services required of him hereunder be performed by any other person without the prior written consent of the Corporation.

16.                                 Governing Law. This Agreement shall be construed and enforced under and in accordance with the laws of the State of New Jersey, without regard to conflicts of law principles.

17.                                 Enforcing Compliance. If Lerner needs to retain legal counsel to enforce any of the terms of this Agreement either as a result of noncompliance by the Corporation or a legitimate dispute as to the provisions of the Agreement, then any fees incurred in such expense by Lerner shall be reimbursed wholly and completely by the Corporation if Lerner prevails in such legal proceedings.

18.                                 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed effective when delivered, if delivered in person, or upon receipt if mailed by overnight courier or by certified or registered mail, postage prepaid, return receipt requested, to the parties at the addresses set forth below, or at such other addresses as the parties may designate by like written notice:

To the Corporation at:	B&G Foods, Inc
Four Gatehall Drive
Suite 110
Parsippany, NJ 07054

To Lerner at:	his then current address included in the employment records of the Corporation

[Signatures on Next Page]

IN WITNESS WHEREOF, the Corporation and Lerner have executed this Agreement as of the day and year first above written.

B&G FOODS, INC.

/s/ David L. Wenner
Name: David L. Wenner
Title: President and Chief Executive Officer

/s/ Scott E. Lerner
Scott E. Lerner